UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2006
ENSOURCE ENERGY INCOME FUND LP
(Exact name of registrant as specified in its charter)

Delaware	01-32683	20-2668934
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

7500 San Felipe, Suite No. 440
Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(713) 659-1794
(888) 844-1784
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On February 10, 2006, Ensource Energy Partners, LP, the Registrant’s general partner, entered into a Redemption Agreement with Ensource Energy Investors, LLC, one of the limited partners in the general partner. As a result of that agreement, Ensource Energy Investors, LLC, or EEI, withdrew from the general partner as a limited partner, and the general partner redeemed from EEI its limited partner interest in the general partner. Prior to such redemption, EEI held an approximately 62% limited partner interest in the general partner and had the right under the limited partnership agreement governing the general partner to appoint four of the five members to the general partner’s board of directors. The redemption resulted in the payment of $12,460,832.38 to EEI from the escrow account that was established by the general partner and its investors to fund the $20.05 contribution by the general partner to be made upon the successful closing of the exchange offer being made pursuant to the Registration Statement on Form S-4 (file no. 333-126068) previously filed by the Registrant.
     Also on February 10, 2006, the general partner and the remaining limited partners of our general partner entered into an amendment to the limited partnership agreement that governs the general partner. As a result of this amendment, such limited partners have agreed to contribute to the general partner a total of approximately $20.1 million to be used to fund the $20.05 million contribution to be made upon the successful closing of the exchange offer. In connection with the amendment, one of the remaining limited partners, Ritchie Energy North, L.P., or REN, increased its capital contribution commitment under the limited partnership agreement from $5.0 million to approximately $17.47 million, representing an approximate 86.66% limited partner interest in the general partner. REN’s capital commitment is comprised of $5.0 million held in the referenced escrow account, with the balance of its commitment to be funded upon the successful closing of the exchange offer. As a result of this increased capital commitment, REN holds a majority in interest of the general partner and consequently has the right to designate four of the five members of the general partner’s board of directors.
     The foregoing descriptions of the Redemption Agreement and amendment to the limited partnership agreement governing the general partner are not complete and are qualified in their entirety by reference to those agreements, which are attached to this Current Report on Form 8-K as exhibits 10.8 and 10.9, respectively, and incorporated by reference into this Item 1.01.
Item 8.01. Other Events.
     On February 13, 2006, Ensource Energy Income Fund LP issued a press release announcing the following:
•	the resignation of Scott A. Bedford from the board of directors of Ensource Energy Partners, LP, the general partner of Ensource Energy Income Fund LP;

•	the redemption by the general partner of the 62% limited partner interest in the general partner held by Ensource Energy Investors, LLC for $12,460,832.38, which reduced by a corresponding amount the amount held in escrow to fund the general partner’s $20.05 million capital contribution to Ensource Energy Income Fund LP upon the closing of the exchange offer;

•	the increase from $5.0 million to $17.5 million in the capital commitment by Ritchie Energy North, LP, or REN, to the general partner, of which $5.0 million is held in escrow and the balance will be funded upon the successful closing of the exchange offer. As a result of REN’s increase in its commitment, REN will own a 86.66% limited partner interest in the general partner and will now have the right to appoint four of the five members of the general partner’s board of directors; and

•	that there is currently one vacancy on the general partner’s board of directors.
     In connection with the announcement, Ensource Income Fund LP intends to supplement its exchange offer for the depository units of Eastern American Natural Gas Trust (NYSE:NGT) to reflect the matters described above.
Item 9.01. Financial Statements and Exhibits.
d) Exhibits

Exhibit
Number	Description
10.8	Redemption Agreement by and between Ensource Energy Partners, LP and Ensource Energy Investors LLC dated as of February 10, 2006 (filed herewith).

10.9	Amendment to Amended and Restated Limited Partnership Agreement of Ensource Energy Partners, LP, dated as of February 10, 2006 (filed herewith).

99.1	Press Release, dated February 13, 2006 (filed herewith).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSOURCE ENERGY INCOME FUND LP
	By:	Ensource Energy Partners, LP
its general partner

	By:	Ensource Energy Company LLC,
its general partner

Date: February 13, 2006	By:	/s/ Scott W. Smith
		Name:	Scott W. Smith
		Title:	President

Exhibit Index

Exhibit
Number	Description
10.8	Redemption Agreement by and between Ensource Energy Partners, LP and Ensource Energy Investors LLC dated as of February 10, 2006 (filed herewith).

10.9	Amendment to Amended and Restated Limited Partnership Agreement of Ensource Energy Partners, LP, dated as of February 10, 2006 (filed herewith).

99.1	Press Release, dated February 13, 2006 (filed herewith).